EXHIBIT 99.1

VolitionRx Limited Prices Public Offering of Common Stock

2,475,000 Shares Priced at $3.75 Per Share

Shares Expected to Begin Trading on NYSE MKT on February 6, 2015

Namur, Belgium, Feb. 6, 2015 /PRNewswire/ -- VolitionRx Limited (NYSE MKT: VNRX), a life sciences company focused on developing blood-based diagnostic tests for a broad range of cancer types and other conditions, today announced the pricing of its public offering of 2,475,000 shares of its common stock, at an offering price of $3.75 per share. In addition, VolitionRx has granted the underwriters a 30-day over-allotment option to purchase up to 371,250 additional shares of common stock at the public offering price. All of the shares are being offered by the Company. The shares of VolitionRx are expected to begin trading on the NYSE MKT under the symbol “VNRX” on February 6, 2015.

National Securities Corporation, a wholly owned subsidiary of National Holdings Corporation (OTCBB:NHLD) and Lake Street Capital Markets are acting as joint book running managers for the offering. The Benchmark Company is acting as co-manager for the offering.

The Company expects net proceeds from the offering, excluding the exercise of the over-allotment option, if any, to be approximately $8.5 million, after deducting underwriting discounts and commissions and other offering-related expenses. VolitionRx intends to use the proceeds of this offering to fund prospective colorectal trials with Hvidovre Hospital in Denmark and an ongoing study at University Hospital in Bonn, Germany, as well as for general working capital and other corporate purposes.

In conjunction with its listing on the NYSE MKT, VolitionRx’s shares of common stock will cease quotation on the OTCQB.

The offering is expected to close on February 11, 2015, subject to customary closing conditions.

A registration statement on Form S-1 relating to these securities was filed with the U.S. Securities and Exchange Commission (SEC) and was declared effective on February 5, 2015. Copies of the prospectus relating to the offering, when available, may be obtained by request to the offices of National Securities Corporation, Attn: Kim Addarich, Senior Vice President, 410 Park Avenue, 14th Floor, New York, NY 10022, Email: Kaddarich@nhldcorp.com; or the offices of Lake Street Capital Markets, LLC, Attn: Equity Syndicate Department, 225 South 6th St, Ste 2050, Minneapolis, MN 55402, Telephone: (888) 330-4648, Email: Contact@lakestreetcm.com; or the on the SEC’s website at http://www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale is not permitted.

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About VolitionRx

VolitionRx is a life sciences company focused on developing diagnostic tests for cancer and other conditions. The tests are based on the science of Nucleosomics, which is the practice of identifying and measuring nucleosomes in the bloodstream or other bodily fluid – an indication that disease is present.

VolitionRx’s goal is to make the tests as common and simple to use, for both patients and doctors, as existing diabetic and cholesterol blood tests. VolitionRx’s research and development activities are currently centred in Belgium as the company focuses on bringing its diagnostic products to market first in Europe, then in the US and ultimately, worldwide.

Visit VolitionRx’s website (www.volitionrx.com) or connect with us via Twitter, LinkedIn or Facebook.

Media Contacts

Charlotte Reynolds, VolitionRx

Charlotte.Reynolds@volitionrx.com

Telephone: +44 (0) 795 217 7498

Kirsten Thomas, The Ruth Group

kthomas@theruthgroup.com

Telephone: +1 (646) 536-7014

Investor Contacts

Scott Powell, Investor Relations

S.Powell@volitionrx.com

Telephone: +1 (646) 650-1351

Lee Roth, The Ruth Group

lroth@theruthgroup.com

Telephone: +1 (646) 536-7012

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